Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Summit Hotel Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Other	5,406,174 (2)	$6.01 (3)	$32,491,105.74	$147.60 per $1,000,000	$4,795.69
Total Offering Amounts					$32,491,105.74		$4,795.69
Total Fee Offsets							-
Net Fee Due							$4,795.69

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Summit Hotel Properties, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents (i) 4,406,174 shares of Common Stock available for issuance under the 2024 Plan and (ii) an additional 1,000,000 shares of Common Stock that may become available for issuance under the 2024 Plan as a result of awards being forfeited or otherwise terminated, canceled or cash-settled or as a result of shares underlying stock awards being tendered or withheld to satisfy tax withholding obligations, in each case, in accordance with the terms of the 2024 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 21, 2024.